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                                                                    Exhibit 4.82

                               OPERATING AGREEMENT

This Operating Agreement ("Agreement") is entered into on the day of June 1, 2005 (the "Effective Date") in Shanghai, the People's Republic of China (the "PRC"), at among the following parties:

PARTY A: Shanghai Huitong Information Co., Ltd.
ADDRESS: No.28 Jiaji Road, Jiading District, Shanghai

PARTY B: Hainan Zhong Tong Computer Co., Ltd.
ADDRESS: 14C Jiudu Building, Guomao Road, Jinrong District, Haikou

PARTY C: Yuan Jinhua
IDENTITY CARD NO: 330501760701302
ADDRESS: Room 105 No. 3 Sub-lane 11 Lane 222 Fanyu Road, Changning District,
         Shanghai

PARTY D: Zhao Teng
IDENTITY CARD NO: 310103197412253223
ADDRESS: Room 32 No. 1161, Xinzha Road, Jing'an District, Shanghai

WHEREAS:

1.   Party A is a wholly foreign-owned enterprise registered in the PRC;

2.   Party B is a wholly domestic-owned company registered in the PRC.

3. Party A has established a business relationship with Party B by entering into Exclusive Technical Consulting and Services Agreement;

4. Pursuant to Exclusive Technical Consulting and Services Agreement between Party A and Party B, Party B shall pay a certain amount of money to Party
     A. However, the relevant payables have not been paid yet and the daily operation of Party B will have a material effect on its capacity to pay the payables to Party A.

5.   Party C is a shareholder of Party B who owns 50% equity in Party B.

6.   Party D is a shareholder of Party B who owns 50% equity in Party B.

7. Party A, Party B, Party C, and Party D agree to further clarify matters relating to the operation of Party B pursuant to provisions herein.


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     NOW THEREFORE, Party A, Party B, Party C and Party D through mutual negotiations hereby agree as follows:

1. In order to ensure Party B's normal operation, Party A agrees, subject to Party B's satisfaction of the relevant provisions herein, to act as the guarantor for Party B in the contracts, agreements or transactions in association with Party B's operation between Party B and any other third party and to provide full guarantee for Party B in performing such contracts, agreements or transactions. Party B agrees to mortgage the receivables of its operation and the company's whole asset to Party A as a counter guarantee. Pursuant to the above guarantee arrangement, Party A, as the guarantor for Party B, shall respectively enter into written guarantee contracts with Party B's counter parties to assume the guarantee liability.

2. In consideration of the requirement of Article 1 herein and to ensure the performance of the various operation agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C and Party D, hereby jointly agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the company's operation unless the obtainment of a prior written consent from Party A or Party A's Affiliates, including without limitations to the following contents:

     2.1 To borrow money from any third party or assume any debt;

     2.2 To sell to any third party or acquire from any third party any assets or rights, including without limitations to any intellectual property rights;

     2.3 To provide real guarantee for any third party with its assets or intellectual property rights;

     2.4 To assign to any third party the agreements entered into by it.

3. In order to ensure the performance of the various operation agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C and Party D hereby jointly agree to accept the provision of the corporate policies and guidance by Party A at no time in respects of appointment and dismissal of the company's employees, the company's daily operation administration and the company's financial administrative system.

4. Party B together with its shareholders Party C and Party D hereby jointly agree that Party B, Party C and Party D shall only appoint the personnel recommended by Party A as the directors of Party B, and Party B shall engage Party A's high ranking officers or any other candidate recommended by Party A as Party B's General Manager, Chief Financial Officer, and other high ranking officers. If any of the above officers leaves


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     or is fired by Party A, he or she will lose the qualification to undertake any positions in Party B and Party B, Party C and Party D shall appoint other high officers of Party A recommended by Party A to undertake such position.

     Party C and Party D hereby agree that, at the time of execution of this Agreement, they will sign a power of attorney under which at the shareholder's meeting of Party B person(s) designated by Party A is authorized to exercise all shareholder voting rights enjoyed by Party C and Party D that are given by law and the articles of associations of Party B.

5. Party B together with its shareholders Party C and Party D hereby jointly agree and confirm that except the stipulation set forth in Article 1 herein, Party B shall seek a guarantee from Party A first if Party B needs any guarantee for its performance of any contract or loan of working capital in the course of operation. In this case, Party A shall have the right but not the obligation to provide appropriate guarantee to Party B on its own discretion. If Party A decides not to provide such guarantee, Party A shall issue a written notice to Party B immediately and Party B shall seek a guarantee from other third party.

6. In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall have the right but not the obligation to terminate all agreements between Party A and Party B including without limitation to Exclusive Technical Consulting and Services Agreement.

7. Any amendment and supplement of this Agreement shall be in a written form. The amendment and supplement after being duly executed by each Party shall be part of this Agreement and shall have the same legal effect as this Agreement.

8. This Agreement shall be governed by and construed in accordance with the PRC law.

9.   Dispute Resolution

     The parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration in accordance with the current rules of CIETAC. The arbitration proceedings shall take place in Shanghai and shall be conducted in Chinese. The arbitration award shall be final and binding upon the parties.

10.  Notice

     Any notice which is given by the parties hereto for the purpose of performing the rights, duties and obligations hereunder shall be in writing. Where such notice is


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     delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the parties hereto or the address advised in writing from time to time. The writing form includes facsimile and telex.

11. This Agreement shall be executed by each party or a duly authorized representative of each party as of the Effective Date first written above and become effective simultaneously. The term of this agreement is ten years unless early termination occurs in accordance with the relevant provisions herein. This Agreement may be renewed only upon Party A's written confirmation prior to the term of this Agreement expires. The renewed term shall be determined by the Parties hereto through mutual agreement.

12. This Agreement shall be terminated on the expiring date unless it is renewed in accordance with the relevant provision herein. During the valid term of this Agreement, Party B, Party C and Party D shall not terminate this Agreement unless the occurrence of Party A's gross negligence, fraud, breach of law or bankruptcy. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty days prior written notice to Party B, Party C and Party D.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by each party or on their behalf by a duly authorized representative as of the Effective Date first written above.


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PARTY A: Shanghai Huitong Information Co., Ltd.

Authorized representative: Sealed

Name:
      -----------------------------------------
Title:
       ----------------------------------------
Date:
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PARTY B: Hainan Zhong Tong Computer Co., Ltd.

Authorized representative: Sealed

Name:
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Title:
       ----------------------------------------
Date:
      -----------------------------------------


PARTY C: Yuan Jinhua


/s/ Yuan Jinhua
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Date:
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PARTY D: Zhao Teng


/s/ Zhao Teng
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Date:
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